Exhibit 12

Amendment to Limited Partnership Agreement of

FISHER CORE HOLDINGS, L.P.

This Amendment to the Limited Partnership Agreement of Fisher Core Holdings L.P. (the “partnership”) is adopted effective the 20th day of March, 2009 (the “effective date”) by unanimous agreement of Robert J. Fisher in his capacity as Trustee of The Robert J. Fisher 2004 Family Trust, William S. Fisher in his capacity as Trustee of The William S. Fisher 1998 Family Trust, and John J. Fisher, constituting all of the general partners of the partnership.

The Limited Partnership Agreement of the partnership (the “partnership agreement”) is hereby amended as follows:

1.             On the effective date:

(a)  The partnership shall distribute to DDF Y2K Family Trust, the sole limited partner of the partnership, in partial liquidation of the partnership and redemption of 20,000 of the partnership units held by the limited partner:  20,000,000 shares of capital stock of The Gap, Inc. (“Gap stock”) and a share of any and all assets held by the partnership other than shares of Gap stock which bears the same relationship to all such other assets held by the partnership as the number of partnership units so redeemed bears to the total number of partnership units outstanding before the redemption;

(b)  The partnership units so redeemed shall be cancelled and retired; and

(c)  The capital accounts of the partners, general and limited, shall be adjusted to properly reflect the continuing interests of the general and limited partners in the assets of the partnership.

2.             Profit or loss of the partnership attributable to periods prior to the redemption shall inure to, and be borne by, the partners in accordance with the profit and loss sharing in effect at that time.  Profit or loss attributable to periods from and after the redemption shall inure to, or be borne by, the partners pro-rata in accordance with the number of partnership units held by each giving due effect to the redemption and cancellation of units pursuant to this Amendment.

This amendment is adopted by unanimous agreement of the general partners pursuant to the authority set forth in Section 11.1 of the partnership agreement.

Witness the Signatures of the Parties:

/s/ Robert J. Fisher	/s/ John J. Fisher
Robert J. Fisher, as Trustee of The Robert J. Fisher 2004 Family Trust	John J. Fisher

/s/ William S. Fisher
William S. Fisher, as Trustee of The William S. Fisher 1998 Family Trust